Exhibit 10.24

[Cell Therapeutics, Inc. Letterhead]

July 30, 2012

Matthew Plunkett

Delivered via email

Dear Matthew:

On behalf of Cell Therapeutics, Inc. (CTI), we are very pleased to offer you the position of Executive Vice President, Corporate Development, reporting to Dr. James Bianco, M.D., Chief Executive Officer.

This position is determined to be exempt from overtime under federal and state law. Your base salary will be payable on a semi-monthly basis at the annual rate of $325,000. Performance is reviewed on an annual basis. As an employee, you will participate in the benefits program offered by the Company, including vacation and sick leave and the group medical and life insurance plans provided. Vacation will accrue at 3 weeks per year (5 hours per payroll period) starting on your hire date and you will receive 5 floating/personal holidays per calendar year.

As part of the compensation program, you will also be eligible to receive a discretionary short term bonus (currently targeted at 30% of base pay for 2012, with a range to 75% of base pay) and long term incentives such as stock options. Since the program may change from time to time, explanatory literature and an orientation to the current Company benefits and compensation program will be provided at the time you report to work.

To assist you in your transition to CTI, we will extend a sign-on bonus of $30,000. This sign-on bonus would be paid within 30 days of your start date and is subject to regular payroll and tax withholdings. If you terminate your employment with CTI prior to one year from your date of hire, you will be required to repay this sign-on bonus.

We will recommend to CTI’s Board of Directors that you be granted 500,000 shares of CTI Common Stock. Such restricted shares shall vest over a period of three years from your hire date, wherein 1/3 or 166,666 shares will vest after each year of service, and all 500,000 shares shall be exercisable after three years of service. These shares will also be subject to shareholder approval of additional shares for the employee equity program.

Additionally, we will recommend to the Compensation Committee of the Board of Directors that a stock ownership plan specifically for you be created.

As an Executive Vice President you will also qualify for the Strategic Management Team Severance Agreement. This effective date of this agreement will be your employment start date with CTI, and the actual document will be provided to you within 30 days of your employment start date.

Matthew Plunkett

Page Two

July 30, 2012

We will also reimburse you up to a maximum of $3000.00 to be used as legal fees you may incur in the course of your transition to CTI. This reimbursement will be through the normal company expense reporting procedure.

We are excited about having you as a part of the CTI team. We believe you to be a key participant in CTI’s future success. If you accept this offer, please sign and date the copies of this letter, return one to us and keep the other for your files. We will also provide you an Employee Invention and Proprietary Information Agreement that we require all employees to sign prior to commencing employment with the Company. Please sign and return for the Company’s signature, and we will return a copy to you for your records.

Neither CTI’s offer nor your acceptance of it constitutes a contract or covenant of employment; your employment is “at will” and may be terminated at any time either by you or by CTI, with or without cause.

We look forward to you joining the CTI Team. If you have any questions about this offer, please give me a call.

Sincerely,

/s/ James Bianco, M.D.
James Bianco, M.D. Chief Executive Officer Cell Therapeutics, Inc.

Enc(2)

Acceptance:

I accept the offer contained herein and will report to work on September 4, 2012.

Signature	/s/ Matthew Plunkett

Date September 4, 2012